CARMAX REPORTS RECORD FISCAL YEAR
AND FOURTH QUARTER RESULTS

Richmond, Va., March 31, 2011 – CarMax, Inc. (NYSE:KMX) today reported record results for the fourth quarter and fiscal year ended February 28, 2011.

▪
Net sales and operating revenues increased 23% to $2.25 billion from $1.83 billion in the fourth quarter of last year.  For the fiscal year, net sales and operating revenues increased 20% to $8.98 billion from $7.47 billion in fiscal 2010.

▪	Comparable store used unit sales increased 12% for the fourth quarter and 10% for the fiscal year.

▪	Total used unit sales rose 14% in the fourth quarter and 11% in the fiscal year.

▪	For the fourth quarter, net earnings increased 19% to $89.5 million, or $0.39 per diluted share, in fiscal 2011 compared with $75.4 million, or $0.33 per diluted share, in fiscal 2010.

➢	Net earnings for the prior year’s fourth quarter were increased by $0.07 per share for CarMax Auto Finance (CAF) favorable adjustments primarily related to loans originated in previous periods.

▪	For the fiscal year, net earnings increased 35% to $380.9 million, or $1.67 per share, in fiscal 2011 compared with $281.7 million, or $1.26 per diluted share, in fiscal 2010.

➢	Net earnings for the prior year were increased by $0.07 per share for CAF favorable adjustments related to loans originated in previous years.

Fourth Quarter Business Performance Review

Sales.  “We are pleased to report strong fourth quarter and fiscal year results,” said Tom Folliard, president and chief executive officer.  “Comparable store used unit sales increased 12% in the fourth quarter, despite facing the toughest comparison of the year.”  The increase in comparable store sales primarily reflected a continued rebound in customer traffic.  Sales execution also remained strong.

Wholesale unit sales increased 41% compared with the fourth quarter of fiscal 2010.  The improvement primarily reflected a substantial increase in appraisal traffic.  We believe that our appraisal traffic benefited from the recent improvement in new car industry sales.  Wholesale sales also benefited from our higher appraisal buy rate.  We have achieved a year-over-year improvement in our appraisal buy rate for eight consecutive quarters.

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CarMax, Inc.

Other sales and revenues increased 19% compared with the prior year’s fourth quarter, fueled by increases in both extended service plan (ESP) revenues and net third-party finance fees.   ESP revenues included a benefit of $0.01 per share related to a slow down in the rate of ESP cancellations.  While the percent of sales financed by our subprime finance providers was generally consistent with last year’s fourth quarter, the overall percent of sales financed by third-parties increased.  This change in third-party originations and the resulting increase in net finance fees reflected, in part, the effect of current arrangements with these providers to purchase a portion of the loans that previously would have been originated by CAF.

Gross Profit.  Total gross profit increased 21% to $320.7 million from $265.2 million in the fourth quarter of fiscal 2010, primarily reflecting the increases in used and wholesale unit sales, as well as an improvement in total gross profit dollars per retail unit.  Total gross profit per retail unit increased $181 to $3,146 per unit in the current quarter from $2,965 per unit in the corresponding prior year quarter.

Used vehicle gross profit per unit increased to $2,096 in the current quarter from $2,067 in the prior year quarter.  As of the end of fiscal 2011, we estimate our efforts to eliminate waste from our reconditioning processes in recent years have allowed us to achieve a sustainable reduction in average reconditioning costs of approximately $250 per vehicle, on a cumulative basis.

Wholesale gross profit per unit increased to $956 in the current quarter, compared with $936 in the fourth quarter of last year.  The continued strength of our wholesale gross profits reflected the strong demand for older, higher mileage vehicles, which are the mainstay of our auctions, as well as the continued strong dealer attendance and resulting high dealer-to-car ratios at our auctions.

CarMax Auto Finance.  Effective March 1, 2010, we adopted new accounting standards that affected the timing of the recognition of CAF income.  Beginning in fiscal 2011, CAF income no longer includes a gain on the sale of loans through securitization transactions, but instead primarily reflects the interest and fee income generated by the auto loan receivables less interest expense, direct CAF expenses and a provision for estimated loan losses.

CAF income was $54.1 million compared with $58.9 million in last year’s fourth quarter.  In the prior year period, CAF income was increased by adjustments totaling $26.6 million related to loans originated in previous fiscal periods.

SG&A.  Selling, general and administrative expenses increased 15% to $233.5 million from $202.2 million in the prior year’s fourth quarter.  The increase in SG&A primarily reflected increases in sales commissions and other variable costs associated with the growth in unit sales, and higher advertising expense, as well as costs associated with our resumption of store growth.  The SG&A ratio improved to 10.4% in the current year’s quarter compared with 11.0% in the prior’s year quarter, reflecting the leverage associated with the increases in both unit sales and average selling prices.

Income Taxes.  The income tax provision for the current year’s fourth quarter included a benefit of $0.01 per share related to the favorable adjustments relating to prior years’ tax reserves.

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CarMax, Inc.

Results.  “We are extremely pleased to deliver record profits this year, supported by the solid rebound in sales and traffic and the returns on our continuing efforts to develop associates, drive execution and discover efficiencies,” said Folliard.  “For the fiscal year, our data indicates that we increased our share of the late-model used vehicle market by approximately 7%.  We believe that our ability to consistently grow market share, regardless of the economic backdrop, is a testament to the strength of our consumer offer, the skill of our associates and the preference for our brand.”

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended February 28 (1)			Fiscal Year Ended February 28 (1)
	2011	2010	Change	2011	2010	Change
Used vehicle sales	$1,799.9	$1,529.3	17.7%	$7,210.0	$6,192.3	16.4%
New vehicle sales	48.9	36.6	33.8%	198.5	186.5	6.5%
Wholesale vehicle sales	335.2	209.5	60.0%	1,301.7	844.9	54.1%
Other sales and revenues:
Extended service plan revenues	47.3	39.9	18.6%	173.8	144.5	20.3%
Service department sales	23.3	23.5	(1.0)%	100.6	101.1	(0.5)%
Third-party finance fees, net	(1.9)	(5.5)	64.8%	(9.1)	0.9	nm
Total other sales and revenues	68.6	57.9	18.5%	265.3	246.6	7.6%
Net sales and operating revenues	$2,252.6	$1,833.2	22.9%	$8,975.6	$7,470.2	20.2%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.
nm = not meaningful

Retail Vehicle Sales Changes
	Three Months Ended February 28		Fiscal Year Ended February 28
	2011	2010	2011	2010
Comparable store vehicle sales:
Used vehicle units	12%	12%	10%	1%
New vehicle units	30%	(18)%	5%	(29)%
Total units	13%	11%	10%	0%

Used vehicle dollars	16%	23%	15%	6%
New vehicle dollars	37%	(18)%	7%	(29)%
Total dollars	17%	22%	15%	5%

Total vehicle sales:
Used vehicle units	14%	13%	11%	3%
New vehicle units	27%	(18)%	5%	(29)%
Total units	14%	13%	11%	2%

Used vehicle dollars	18%	24%	16%	9%
New vehicle dollars	34%	(18)%	6%	(29)%
Total dollars	18%	23%	16%	7%

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CarMax, Inc.

Retail Vehicle Sales Mix
	Three Months Ended February 28		Fiscal Year Ended February 28
	2011	2010	2011	2010
Vehicle units:
Used vehicles	98%	98%	98%	98%
New vehicles	2	2	2	2
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	97%	98%	97%	97%
New vehicles	3	2	3	3
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended February 28		Fiscal Year Ended February 28
	2011	2010	2011	2010
Used vehicles	99,969	87,924	396,181	357,129
New vehicles	1,953	1,535	8,231	7,851
Wholesale vehicles	65,229	46,340	263,061	197,382

Average Selling Prices
	Three Months Ended February 28		Fiscal Year Ended February 28
	2011	2010	2011	2010
Used vehicles	$17,862	$17,232	$18,019	$17,152
New vehicles	$24,911	$23,681	$23,989	$23,617
Wholesale vehicles	$5,004	$4,391	$4,816	$4,155

Selected Operating Ratios
(In millions)	Three Months Ended February 28				Fiscal Year Ended February 28
	2011	% (1)	2010	% (1)	2011	% (1)	2010	% (1)
Net sales and operating revenues	$2,252.6	100.0%	$1,833.2	100.0%	$8,975.6	100.0%	$7,470.2	100.0%
Gross profit	$320.7	14.2%	$265.2	14.5%	$1,301.2	14.5%	$1,098.9	14.7%
CarMax Auto Finance income	$54.1	2.4%	$58.9	3.2%	$220.0	2.5%	$175.2	2.3%
Selling, general, and administrative
expenses	$233.5	10.4%	$202.2	11.0%	$905.1	10.1%	$818.7	11.0%
Operating profit (EBIT) (2)	$141.3	6.3%	$121.9	6.7%	$616.1	6.9%	$455.4	6.1%
Net earnings	$89.5	4.0%	$75.4	4.1%	$380.9	4.2%	$281.7	3.8%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

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CarMax, Inc.

Gross Profit
(In millions)	Three Months Ended February 28			Fiscal Year Ended February 28
	2011	2010	Change	2011	2010	Change
Used vehicle gross profit	$209.5	$181.7	15.3%	$854.0	$739.9	15.4%
New vehicle gross profit	1.1	1.1	0.4%	5.4	6.7	(19.5)%
Wholesale vehicle gross profit	62.4	43.4	43.8%	238.8	171.5	39.3%
Other gross profit	47.6	39.0	22.0%	203.0	180.8	12.2%
Total gross profit	$320.7	$265.2	20.9%	$1,301.2	$1,098.9	18.4%

Gross Profit per Unit
	Three Months Ended February 28				Fiscal Year Ended February 28
	2011		2010		2011		2010
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,096	11.6%	$2,067	11.9%	$2,156	11.8%	$2,072	11.9%
New vehicle gross profit	$578	2.3%	$733	3.1%	$659	2.7%	$858	3.6%
Wholesale vehicle gross profit	$956	18.6%	$936	20.7%	$908	18.3%	$869	20.3%
Other gross profit	$467	69.4%	$436	67.4%	$502	76.5%	$495	73.3%
Total gross profit	$3,146	14.2%	$2,965	14.5%	$3,218	14.5%	$3,011	14.7%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

CAF Income
(In millions)	Three Months Ended February 28		Fiscal Year Ended February 28
	2011 (1)	2010	2011 (1)	2010
Total managed portfolio income	$104.9	$28.8	$421.6	$110.4

Gain:
Gain on sales of loans originated and sold	--	15.8	--	83.0
Other gains	0.7	26.6	5.0	26.7
Total gain	0.7	42.4	5.0	109.7

Expenses:
Interest expense	30.3	--	133.8	--
Provision for loan losses	9.3	--	27.7	--
Direct CAF expenses	11.9	12.3	45.1	44.9
Total expenses	51.5	12.3	206.6	44.9

CarMax Auto Finance income	$54.1	$58.9	$220.0	$175.2

Average managed receivables, principal only	$4,305.9	$4,099.3	$4,229.9	$4,057.2
Ending allowance for loan losses	$38.9	--	$38.9	--

Ending receivables funded in the warehouse facilities	$943.0	$331.0	$943.0	$331.0
Ending unused warehouse facility capacity	$657.0	$869.0	$657.0	$869.0

(1)	Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.

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CarMax, Inc.

Earnings Highlights
(In millions except per share data)	Three Months Ended February 28			Fiscal Year Ended February 28
	2011	2010	Change	2011	2010	Change
Net earnings	$89.5	$75.4	18.8%	$380.9	$281.7	35.2%
Diluted weighted average shares outstanding	229.7	224.9	2.1%	227.6	222.2	2.4%
Net earnings per share	$0.39	$0.33	18.2%	$1.67	$1.26	32.5%

Expectations for Fiscal Year Ending February 29, 2012

CarMax Auto Finance.  In fiscal 2011, CAF income significantly exceeded our initial expectations due to a combination of factors.  The spread between consumer rates and funding costs remained at wide levels relative to historical averages for the entire year, while we had anticipated a reduction in this spread to more normal levels over the course of the fiscal year.  In addition, better-than-expected loss experience resulted in a provision for loan losses that was significantly lower than we had anticipated.  The provision for loan losses was 0.7% of average managed receivables in fiscal 2011.

To help investors understand the effects of last year’s accounting transition, we are again providing one-time guidance on CAF income at the outset of the fiscal year.  We currently estimate CAF income will be in the range of $205 million to $235 million in fiscal 2012.  We expect a moderate reduction in the spread between consumer rates and our funding costs over the course of the year, although not back to historical averages.  In addition, we expect the provision for loan losses to be approximately 1% of average managed receivables, which would represent an increase compared with fiscal 2011.

A number of factors could affect the actual amount of CAF income in fiscal 2012, including changes in consumer interest rates and/or funding costs related to new loan originations, changes in loan loss experience, changes in the volume of CAF loan originations and potential regulatory changes.  We do not plan to update or provide additional CAF income guidance on a going-forward basis.

Fiscal 2012 Planned Store Openings

Location	Television Market	Market Status	Planned Opening Date
Baton Rouge, Louisiana	Baton Rouge	New	Q1 Fiscal 2012
Lexington, Kentucky	Lexington	New	Q1 Fiscal 2012
Escondido, California	San Diego	Existing	Q2 Fiscal 2012
North Attleborough, Massachusetts	Providence	New	Q3 Fiscal 2012
Chattanooga, Tennessee	Chattanooga	New	Q4 Fiscal 2012

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

We currently estimate capital expenditures will total approximately $225 million in fiscal 2012.  Compared with the $76.6 million of capital spending in fiscal 2011, the increase in planned fiscal 2012 expenditures primarily reflects real estate acquisitions and construction costs associated with store growth.  We incurred no material construction costs in fiscal 2011 related to the three stores opened in the current year.  These stores were built in fiscal 2009, but we chose not to open them until economic conditions improved.  We expect fiscal 2012 capital spending will include some costs for stores planned to be opened in the first half of fiscal 2013.  We currently expect to open between eight and ten stores in fiscal 2013.

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Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, March 31, 2011.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. is 97133253.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on March 31, 2011, through June 21, 2011.  A telephone replay also will be available through April 7, 2011, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. is 97133253.

First Quarter Fiscal 2012 Earnings Release Date

We currently plan to release first quarter fiscal 2012 sales and earnings on Wednesday, June 22, 2011, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early June 2011.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune 2011 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 103 used car superstores in 49 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 28, 2011, the company retailed 396,181 used cars and sold 263,061 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in general or regional U.S. economic conditions.
•	Changes in the availability or cost of capital and working capital financing, including the availability and cost of financing auto loan receivables.
•	Changes in consumer credit availability related to our third-party financing providers.
•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory and legislative environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.
•	The effect of various litigation matters.
•	Adverse conditions affecting one or more automotive manufacturers.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.

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CarMax, Inc.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2010, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended February 28						Fiscal Year Ended February 28
	2011 (1)	%	(2)	2010	%	(2)	2011 (1)	%	(2)	2010	%	(2)

Sales and operating revenues:
Used vehicle sales	$1,799,884	79.9		$1,529,310	83.4		$7,210,017	80.3		$6,192,278	82.9
New vehicle sales	48,906	2.2		36,564	2.0		198,532	2.2		186,481	2.5
Wholesale vehicle sales	335,208	14.9		209,474	11.4		1,301,703	14.5		844,868	11.3
Other sales and revenues	68,635	3.0		57,897	3.2		265,302	3.0		246,566	3.3
Net sales and operating revenues	2,252,633	100.0		1,833,245	100.0		8,975,554	100.0		7,470,193	100.0
Cost of sales	1,931,981	85.8		1,568,024	85.5		7,674,326	85.5		6,371,323	85.3
Gross profit	320,652	14.2		265,221	14.5		1,301,228	14.5		1,098,870	14.7
CarMax Auto Finance income	54,139	2.4		58,917	3.2		219,983	2.5		175,217	2.3
Selling, general and administrative
expenses	233,456	10.4		202,204	11.0		905,091	10.1		818,691	11.0
Interest expense	824	--		372	--		3,110	--		3,460	--
Interest income	100	--		142	--		480	--		560	--
Earnings before income taxes	140,611	6.2		121,704	6.6		613,490	6.8		452,496	6.1
Income tax provision	51,101	2.3		46,344	2.5		232,612	2.6		170,828	2.3
Net earnings	$89,510	4.0		$75,360	4.1		$380,878	4.2		$281,668	3.8

Weighted average common shares:
Basic	224,801			221,197			223,449			219,527
Diluted	229,656			224,927			227,601			222,234

Net earnings per share:
Basic	$0.40			$0.34			$1.70			$1.27
Diluted	$0.39			$0.33			$1.67			$1.26

(1) Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.
(2) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	February 28 2011 (1)	February 28 2010
ASSETS
Current assets:
Cash and cash equivalents	$41,121	$18,278
Restricted cash from collections on auto loan receivables	161,052	--
Accounts receivable, net	119,597	99,434
Auto loan receivables held for sale	--	30,578
Retained interest in securitized receivables	--	552,377
Inventory	1,049,477	843,133
Deferred income taxes	5,191	5,595
Other current assets	33,660	7,017

Total current assets	1,410,098	1,556,412

Auto loan receivables, net	4,320,575	--
Property and equipment, net	920,045	893,453
Deferred income taxes	92,278	57,234
Other assets	96,913	49,092

TOTAL ASSETS	$6,839,909	$2,556,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$269,763	$253,267
Accrued expenses and other current liabilities	103,389	94,557
Accrued income taxes	772	6,327
Short-term debt	1,002	883
Current portion of long-term debt	772	122,317
Current portion of non-recourse notes payable	132,519	--

Total current liabilities	508,217	477,351

Long-term debt, excluding current portion	28,350	27,371
Non-recourse notes payable, excluding current portion	3,881,142	--
Other liabilities	130,570	117,887

TOTAL LIABILITIES	4,548,279	622,609

TOTAL SHAREHOLDERS’ EQUITY	2,291,630	1,933,582

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,839,909	$2,556,191

(1)
Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.  Pursuant to these pronouncements, we recognize (a) all transfers of auto loan receivables into term securitizations and (b) transfers of auto loan receivables into our warehouse facilities on or after March 1, 2010, as secured borrowings.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
 (In thousands)
	Fiscal Year Ended February 28
	2011	2010
Operating Activities:
Net earnings	$380,878	$281,668
Adjustments to reconcile net earnings to net cash
(used in) provided by operating activities:
Depreciation and amortization	59,421	58,328
Share-based compensation expense	43,606	37,858
Provision for loan losses	27,749	--
Loss on disposition of assets	1,143	372
Deferred income tax provision	19,393	29,761
Impairment of long-lived assets	--	2,055
Net (increase) decrease in:
Accounts receivable, net	(40,538)	(23,558)
Auto loan receivables held for sale, net	--	(20,830)
Retained interest in securitized receivables	43,746	(204,115)
Inventory	(206,344)	(139,976)
Other current assets	(27,403)	3,095
Auto loan receivables, net	(304,729)	--
Other assets	(6,790)	917
Net (decrease) increase in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	(8,715)	33,818
Other liabilities	1,385	(9,103)
Net cash (used in) provided by operating activities	(17,198)	50,290

Investing Activities:
Capital expenditures	(76,580)	(22,434)
Proceeds from sales of assets	8	662
Insurance proceeds related to damaged property	--	447
Decrease in restricted cash from collections on auto loan receivables	1,556	--
Increase in restricted cash in reserve accounts	(12,631)	--
Releases of restricted cash from reserve accounts	11,434	--
Sales (purchases) of money market securities, net	4,001	(2,196)
Sales of investments available-for-sale	--	2,200
Net cash used in investing activities	(72,212)	(21,321)

Financing Activities:
Increase in short-term debt, net	119	5
Issuances of long-term debt	243,300	606,500
Payments on long-term debt	(365,605)	(792,981)
Issuances of non-recourse notes payable	3,348,000	--
Payments on non-recourse notes payable	(3,160,749)	--
Equity issuances, net	38,277	31,307
Excess tax benefits from share-based payment arrangements	8,911	3,881
Net cash provided by (used in) financing activities	112,253	(151,288)

Increase (decrease) in cash and cash equivalents	22,843	(122,319)
Cash and cash equivalents at beginning of year	18,278	140,597
Cash and cash equivalents at end of year	$41,121	$18,278

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